CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Nuveen Investment Funds Inc. of our report dated December 26, 2018, relating to the financial statements and financial highlights, which appears in the Nuveen Dividend Value Fund, Nuveen Mid Cap Value Fund, Nuveen Small Cap Value Fund, Nuveen Mid Cap Growth Opportunities Fund, Nuveen Small Cap Growth Opportunities Fund, Nuveen Large Cap Select Fund and Nuveen Small Cap Select Funds’ Annual Report on Form N-CSR for the year ended October 31, 2018. We also consent to the references to us under the headings “Independent Registered Public Accounting Firm” and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Chicago, Illinois

February 26, 2019